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                                                                  Exhibit 99.2


             FIRST AMENDMENT OF THE BURNHAM PACIFIC PROPERTIES, INC.
                        STOCK OPTION AND INCENTIVE PLAN,
                     AMENDED AND RESTATED AS OF MAY 6, 1997

        This First Amendment of the Burnham Pacific Properties, Inc. Stock Option and Incentive Plan, amended and restated as of May 6, 1997 (the "Plan"), was approved by resolution of the Board of Directors of Burnham Pacific Properties, Inc. (the "Corporation") on January 14, 1998 and subsequently approved by the requisite vote of the stockholders entitled to vote thereon at the 1998 Annual Meeting of Stockholders of the Corporation held on May 11, 1998.

        WHEREAS, the Burnham Pacific Properties, Inc Stock Option and Incentive Plan, as amended and restated on May 6, 1997 (the "Plan"), was adopted by the Board of Directors and the stockholders of Burnham Pacific Properties, Inc. (the "Corporation") as a performance incentive for officers, employees and Directors of the Corporation;

        WHEREAS, Section 3(a) of the Plan provides that the total number of shares of the Corporation's common stock, no par value (the "Common Stock"), available for issuance under the Plan shall not exceed an aggregate of 1,800,000 shares of Common Stock;

        WHEREAS, the Board of Directors of the Corporation believes that the number of shares of Common Stock remaining available for issuance under the Plan has become insufficient for the Corporation's current and anticipated future needs;

        WHEREAS, Section 16 of the Plan provides that the Board of Directors of the Corporation may amend the Plan at any time, subject to certain conditions set forth therein; and

        WHEREAS, the Board of Directors of the Corporation has determined that it is in the best interests of the Corporation to amend the Plan to provide that an additional 1,150,000 shares of Common Stock be made available for issuance under the Plan.

        NOW, THEREFORE:


        Section 3 of the Plan is hereby amended by deleting Section 3(a) in its entirety and inserting the following in lieu thereof:

               "(a) The stock subject to Awards that may be granted under the Plan shall be shares of the Corporation's authorized but unissued common stock, par value $.01 per share (the "Common Stock"). The total number of shares of Common Stock that shall be subject to Awards under this Plan shall not exceed 2,950,000 shares, subject to adjustment as provided in Section 12 hereof; and the number of shares for which Awards may be granted in any one calendar year to any one individual shall not exceed 300,000."

        IN WITNESS WHEREOF, this First Amendment to the Plan has been adopted by the Board of Directors of the Corporation as of January 14, 1998, and was submitted for approval by the Corporation's stockholders at the Corporation's 1998 Annual Meeting of Stockholders of the Corporation held on May 11, 1998.


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